NEWS FOR IMMEDIATE RELEASE: MAY 24, 2010

MESA LABS REPORTS RECORD QUARTERLY AND YEAR END SALES

LAKEWOOD, CO – Mesa Laboratories, Inc. (NASDAQ:MLAB) today reported record sales results for the quarter and year ended March 31, 2010.

Highlights:
•	Annual revenue increases 2% to a new record.
•	Quarterly revenue increases 14% to a new record.
•	Quarterly net income increases 12%.

Net sales for the fiscal year ended March 31, 2010 increased two percent to a record $21,929,000 compared to $21,536,000 last year.  Net income for the year decreased less than one percent to $4,769,000 or $1.45 per diluted share compared to $4,790,000 or $1.48 per diluted share one year ago.

For the fourth quarter of fiscal 2010, net sales increased 14 percent to a quarterly record of $6,227,000 compared to $5,466,000 in the same quarter last year.  Net income for the quarter increased 12 percent to $1,345,000 or $.40 per diluted share compared to $1,204,000 or $.37 per diluted share one year ago.

“With improving business conditions in Mesa's markets during the fourth quarter of fiscal 2010, we recorded record revenue for both the quarter and full year,” said John J. Sullivan, President and Chief Executive Officer.  “Business for our largest capital equipment product line, DataTrace, recovered well during the final quarter of the fiscal year posting 24 percent quarterly growth and ended down only seven percent for the full year.  Considering that this line was down 20 percent to 30 percent earlier in the year, this is a welcome turnaround for this important business.  Our other two primary product lines, Medical and Raven, posted solid results for the quarter and full year, with two percent and seven percent annual revenue growth, respectively.  As business conditions continue to improve, we expect that the positive momentum established in the fourth quarter by all of our product lines will continue, and we look forward to a very good fiscal 2011.”

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“Of course, the highlight of our fourth quarter was the acquisition of the Torqo product line,” continued John Sullivan.  “This acquisition, coupled with the acquisition of the SGM Biotech business announced after the end of the quarter, sets the stage for significant revenue and cash flow growth in fiscal 2011.  Both of these product lines fit in well with our existing markets and they enhance Mesa’s competitive position.  Both Torqo and SGM were growing prior to acquisition by Mesa and we expect that this growth will continue going forward.  The entire Mesa organization is now focused on the important task of integrating these two new businesses and capitalizing on the synergies that exist.  ”

During the fourth quarter and twelve months of fiscal 2010, sales of the Company’s Medical products and services decreased one percent and increased two percent, respectively, compared to the prior year periods.  For both the quarter and twelve month period, increases in shipments of standard solutions and parts and service were off-set by a decrease in meter sales compared to prior year.

For the fourth quarter, DataTrace sales increased 24 percent compared to the same period last year, while sales decreased seven percent for the twelve month period compared to the same period last year.  During the quarterly period, sales of DataTrace products were stronger through almost all product categories.  Sales for the twelve month period saw declines in Micropack III products and service which were partially off-set by increased sales of the Micropack RF products.

During the fourth quarter and twelve months of fiscal 2010, sales of Raven biological indicator products increased six percent and seven percent, respectively, compared to the prior year periods.  The increase in Raven sales for both the quarter and twelve month periods was due to increases in sales of disposable biological indicator and chemical indicator products.

During the fourth quarter of fiscal 2010, the company made shipments of $300,000 of Torqo bottle cap testing equipment.  This new product line was acquired late in December 2009, and is expected to make larger contributions to sales during fiscal 2011.

Profitability for the twelve month period of fiscal 2010 was down compared to the prior fiscal year due chiefly to a decrease in gross margins, while the increase for the fourth quarter was due chiefly to the effects of lower income taxes due to lower than expected total state income taxes.  The Company does not expect to realize this same tax benefit on state income taxes in future periods.

During the twelve months of fiscal 2010, the Company repurchased 11,568 shares of our common stock under a previously announced buyback plan for approximately $265,000.  In addition, the Company paid approximately $1,343,000 of total dividends during the fiscal year.

Mesa Laboratories develops, acquires, manufactures and markets electronic instruments and disposables for industrial, pharmaceutical and medical applications.

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This news release contains forward-looking statements which involve risks and uncertainties.  The Company’s actual results could differ materially from those in any such forward-looking statements.  Additional information concerning important factors that could cause results to differ materially from those in any such forward-looking statement is contained in the Company’s Annual Report on Form-10K for the year ended March 31, 2009 as filed with the Securities and Exchange Commission, and from time to time in the Company’s other reports on file with the Commission.

FINANCIAL  SUMMARY

STATEMENT OF EARNINGS (Unaudited)
	Quarter Ended March 31		Twelve Months Ended March 31
	2010	2009	2010	2009 .
Net Sales	$6,227,000	$5,466,000	$21,929,000	$21,536,000
Cost of Goods	2,626,000	1,934,000	8,735,000	7,719,000
Gross Profit	3,601,000	3,532,000	13,194,000	13,817,000
Operating Expense	1,633,000	1,439,000	5,826,000	6,209,000
Operating Income	1,968,000	2,093,000	7,368,000	7,608,000
Other (Income) & Expense	(10,000)	(7,000)	(36,000)	(86,000)
Earnings Before Taxes	1,978,000	2,100,000	7,404,000	7,694,000
Income Taxes	633,000	896,000	2,635,000	2,904,000
Net Income	$1,345,000	$1,204,000	$4,769,000	$4,790,000

Earnings Per Share (Basic)	$.42	$.38	$1.49	$1.51
Earnings per Share (Diluted)	$.40	$.37	$1.45	$1.48

Average Shares (Basic)	3,203,000	3,183,000	3,194,000	3,179,000
Average Shares (Diluted)	3,337,000	3,233,000	3,293,000	3,238,000

BALANCE SHEETS (Unaudited)
	March 31	March 31
	2010	2009
Cash and Short-term
Investments	$10,471,000	$9,111,000
Other Current Assets	10,003,000	9,482,000.
Total Current Assets	20,474,000	18,593,000
Property and Equipment	4,239,000	3,879,000
Other Assets	8,926,000	7,142,000.
Total Assets	$33,639,000	$29,614,000

Liabilities	$2,442,000	$2,012,000
Stockholders’ Equity	31,197,000	27,602,000
Total Liabilities and Equity	$33,639,000	$29,614,000

CONTACTS:
John J. Sullivan, CEO-President
Steven W. Peterson; VP Finance-CFO
Mesa Laboratories, Inc.
303.987.8000

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